EXHIBIT 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD-INC. REPORTS 2019 RESULTS

2019 Highlights:

•	Net sales of $28.5 million
•	Net loss of $0.7 million ($0.05 per share)
o	Includes $0.4 million in business development expenses and a $0.3 million impairment charge
•	Generated cash flow from operations of $0.7 million

Fourth Quarter 2019 Highlights:

•	Net sales of $8.1 million for the fourth quarter
•	Net income of $2,000 for the quarter
o	Included $0.4 million in business development expenses and a $0.3 million impairment charge

DENVER, COLORADO – March 17, 2020 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three months ended December 31, 2019, as well as the full 2019 year.

President and Chief Executive Officer Mark Goldstein stated, “Even though sales were soft versus year-ago, shipments of our Alpha Skin Care product to China helped to stabilize fourth quarter sales and margins.  An asset impairment charge and expenses related to our manufacturing transition and Kids N Pets acquisition significantly contributed to our loss positions for Q4 and full year 2019.

While 2019 was a challenging year with respect to our China sales, we had significant accomplishments during the year. We reformulated and relaunched our key Alpha Skin Care products in response to Chinese FDA regulation. We managed to trim expenses to offset lower sales. Our team successfully integrated the acquisition of Kids N Pets brands. We also developed and launched two new products during 2019, our Denorex Daily hair care product and SLG One Clean Home, a multi-surface cleaner and polish. Finally, on March 10th, we closed on the sale of our manufacturing facility to strategically shift our operational platform. We have worked diligently to ensure a smooth transition to outsourced manufacturing over the course of 2020.

In the face of difficult circumstances this year, I am proud of the team’s response and how we have positioned the Company to drive shareholder value going forward.”

Net sales

Net sales for the three months ended December 31, 2019 decreased $1.0 million compared to the same period in 2018.  This was primarily due to decreased distributed product sales as a result of slower overall facemask category sales and slower Batiste Dry Shampoo sales. These were partially offset by net sales associated with our October 1, 2019 Kids N Pets acquisition.

Net sales for the year ended December 31, 2019 decreased $8.6 million compared to 2018 primarily due to the impact of increased tariffs and Chinese regulatory changes on our Alpha Skin Care brand. We resumed our Alpha export shipments to China in late September after a four-month delay.  Our sales decrease was also driven by decreased sales for our 7th Heaven facemasks and Batiste Dry Shampoo. These decreases were partially offset by our Kids N Pets acquisition.

Net Loss

Net income for the three months ended December 31, 2019 was $2,000, compared to net income of $0.1 million for the three months ended December 31, 2018. The decrease was primarily attributable to a $0.3 million impairment charge related to held for sale property and equipment and acquisition-related and other business development expenses incurred during the fourth quarter of 2019. These were partially offset by income from our Kids N Pets acquisition.

Net loss for 2019 was $0.7 million, compared to net income of $2.2 million for 2018. The $2.9 million decrease was primarily attributable to decreased Alpha Skin Care sales due to Chinese tariff impacts and regulatory changes, our decrease in distributed product segment sales, a $0.3 million impairment charge, and acquisition-related and other business development expenses that we incurred during 2019. The decrease was partially offset by positive fourth quarter 2019 income from our Kids N Pets acquisition.

Cash Flow

Cash flow from operating activities was $0.7 million for 2019, as compared to $3.1 million for the same 2018 period.  Much of the decrease in operating cash flow was attributable to a conscious effort to build inventory during the fourth quarter of 2019 in anticipation of our strategic shift to outsource manufacturing operations.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. develops, markets, and sells high-quality, high-value household and personal care products nationally and internationally to mass merchandisers, drugstores, supermarkets, hardware stores, e-commerce retailers, other retail outlets, and to wholesale distributors.  Over the last 65+ years we have developed a reputation for delivering products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces.  Our Kids N Pets® brands are award winning, biodegradable, safe, nontoxic, stain and odor removing products targeted toward households with children and pets.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a personal care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s personal care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®.  Neoteric Cosmetics is also the proud American distributor of 7th Heaven skin care products and the specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended
	December 31,
	2019	2018
Net sales	$28,450	$37,058
Cost of sales	17,644	20,847
Gross Profit	10,806	16,211

Operating expenses:
Advertising	792	1,479
Selling	5,903	7,357
General and administrative	5,120	4,464
Impairment of property and equipment	342	-
Total operating expenses	12,157	13,300
Income (loss) from operations	(1,351)	2,911

Interest income	93	17
Interest expense	(22)	(82)
Gain on sale of equipment	110	-
(Loss) Income before income taxes	(1,170)	2,846
Income tax benefit (expense)	513	(619)
Net (loss) income	$(657)	$2,227

Net (loss) income per common share
Basic	$(0.05)	$0.18
Diluted	$(0.05)	$0.18
Weighted average shares outstanding
Basic	12,442	12,132
Diluted	12,442	12,581

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except par value amounts)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,094	$6,232
Accounts receivable, net	2,695	3,047
Inventories, net	7,841	7,817
Income taxes receivable	705	508
Property and equipment held for sale	500	-
Prepaid expenses	368	546
Other current assets	71	71
Total current assets	13,274	18,221

Property and equipment, net	124	971
Deferred tax asset	556	234
Goodwill	3,230	1,521
Intangible assets, net	8,719	5,528
Operating lease right-of-use assets	188	-
Total assets	$26,091	$26,475

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,809	$1,800
Accrued expenses	422	593
Operating lease liabilities, current portion	197	-
Total current liabilities	2,428	2,393

Operating lease liabilities, net of current	19	-
Other liabilities	27	-
Total liabilities	2,474	2,393

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,462 shares (2019) and 12,408 shares (2018)	1,246	1,241
Capital in excess of par	7,250	7,063
Retained earnings	15,121	15,778
Total shareholders’ equity	23,617	24,082
Total liabilities and shareholders’ equity	$26,091	$26,475

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(657)	$2,227
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	796	818
Stock-based compensation	149	227
Deferred income taxes	(322)	150
Gain on sale of equipment	(110)	-
Impairment of property and equipment	342	-
Change in operating assets and liabilities:
Accounts receivable	352	57
Inventories	282	970
Prepaid expenses and other assets	178	(283)
Income taxes receivable	(197)	(874)
Accounts payable and accrued expenses	(134)	(199)
Total adjustments to net (loss) income	1,336	866
Net cash provided by operating activities	679	3,093

Cash flows from investing activities:
Purchase of internal-use software	(286)	-
Acquisition	(5,583)	-
Purchase of property and equipment	(101)	(222)
Proceeds from sale of equipment	110	-
Net cash used in investing activities	(5,860)	(222)

Cash flows from financing activities:
Repayments of long-term debt	-	(1,200)
Proceeds from revolving credit facility	4,000	-
Repayments of revolving credit facility	(4,000)	-
Proceeds from exercise of stock options	43	447
Net cash provided by (used in) financing activities	43	(753)

Net (decrease) increase in cash and cash equivalents	(5,138)	2,118

Cash and cash equivalents, beginning of period	6,232	4,114
Cash and cash equivalents, end of period	$1,094	$6,232

Supplemental disclosures:
Cash paid during the period for interest	$22	$44
Cash paid during the period for income taxes	$-	$1,342

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and the Company's subsequent Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032